EXHIBIT(a)(5)(B)

SUMMIT ANNOUNCES EXCHANGE OFFER FOR
OUTSTANDING COMMON UNITS OF LIMITED PARTNERSHIP INTEREST IN
SUMMIT PROPERTIES PARTNERSHIP, L.P.

     CHARLOTTE, NC—January 27, 2005—Summit Properties Inc. (NYSE: SMT), the general partner of Summit Properties Partnership, L.P., today announced that, in connection with the previously announced merger of Summit and Camden Properties Trust, it will commence an offer to exchange all of the outstanding common units of limited partnership interest units in the partnership, which are redeemable for shares of Summit common stock, at the holder’s election, for either $31.20 in cash, without interest, or .6687 of a new unit, which will be redeemable after the merger for Camden common shares. The exchange offer will commence today and will expire at 4:00 p.m., Eastern time, on Monday, February 28, 2005, unless extended. Tendered units may be withdrawn at any time prior to the expiration date.

     The terms and conditions of the exchange offer appear in the consent solicitation/prospectus, dated January 25, 2005, and the accompanying election form. Copies of these and other related documents will be mailed to all holders of units. Completion of the exchange offer is conditioned upon certain terms and conditions described in the consent solicitation/prospectus, including the closing of the merger of Camden and Summit. Subject to applicable law, we may, in our sole discretion, waive any condition applicable to the exchange offer and may extend or otherwise amend the exchange offer.

     American Stock Transfer & Trust Company is the exchange agent for the exchange offer. Copies of the consent solicitation/prospectus, election form and related documents may be obtained at no charge from Georgeson Shareholder, 17 State Street, 10th Floor, New York, NY 10004, Telephone: 877-868-4970, or at from the website of the Securities and Exchange Commission at www.sec.gov. Additional information concerning the terms of the exchange offer, including all questions relating to the mechanics of the exchange offer, may be obtained by contacting Investor Relations at Summit Properties Partnership, L.P. c/o Summit Properties Inc., 309 East Morehead Street, Charlotte, North Carolina 28202.

     This press release is not an offer to purchase, nor a solicitation of an offer to sell securities with respect to any securities. The exchange offer may only be made pursuant to the prospectus and the accompanying election form.

     UNITHOLDERS ARE STRONGLY ADVISED TO READ THE CONSENT SOLICITATION/PROSPECTUS REGARDING THE EXCHANGE OFFER REFERRED TO IN THIS PRESS RELEASE BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE CONSENT SOLICITATION/PROSPECTUS HAS BEEN FILED BY CAMDEN PROPERTY TRUST AND SUMMIT PROPERTIES PARTNERSHIP, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION. UNITHOLDERS MAY OBTAIN A FREE COPY OF THE PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY SUCH ENTITIES AT THE SEC’S WEBSITE AT WWW.SEC.GOV.